UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 26, 2004

Dynamic Health Products, Inc.

(Exact name of registrant as specified in its charter)

Florida	0-23031	34-1711778
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6911 Bryan Dairy Road, Suite 210, Largo, Florida	33777
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (727) 329-1845

Item 2. Acquisition or Disposition of Assets.

On June 14, 2004, the Board of Directors of Dynamic Health Products, Inc. (the “Company”), a Florida corporation, approved the declaration of a pro rata dividend distribution to holders of record of its issued and outstanding common shares as of July 1, 2004, in the form of approximately 1.2 million shares of Vertical Health Solutions, Inc. (“Vertical”), a Florida corporation, which the Company owned. On July 7, 2004, the Board of Directors of the Company amended the record date to July 16, 2004 and the distribution date to July 26, 2004. The payment rate was one (1) share of Vertical common stock for each ten (10) shares of the Company’s common stock held on July 16, 2004. The Company only distributed whole shares and any fractional shares to which shareholders would otherwise be entitled were rounded down to the nearest whole share.

On July 26, 2004, the Company distributed approximately 1.2 million shares of Vertical Health Solutions, Inc. common stock to its shareholders.

Item 7. Financial Statements and Exhibits.

(b) Pro forma financial information:

As of the date of the filing of this current report on Form 8-K, it is impracticable for the Company to provide the pro forma financial information required by this Item 7(b). In accordance with Item 7(b) of Form 8-K, such financial information shall be filed by amendment to this Form 8-K no later than 60 days after the date that this Form 8-K was required to be filed.

(c) Exhibits. The following document is filed as an exhibit to this report.

99	Audited Financial Statements of Dynamic Health Products, Inc. as of March 31, 2004.(1)

(1)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2004, file number 0-23031, filed in Washington, D.C. on June 29, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned here unto duly authorized.

DYNAMIC HEALTH PRODUCTS, INC.

Date: July 26, 2004	/s/ Mandeep K. Taneja
Mandeep K. Taneja, Chief Executive Officer

/s/ Cani I. Shuman
Cani I. Shuman, Chief Financial Officer